Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-155770, 333-158424, and 333-165737 on Form S-3 and Registration Statement Nos. 333-61552, 333-97251, 333-107951, 333-118944, 333-126639, and 333-136175 on Form S-8 of Ventas, Inc. (the Company) of our report dated February 16, 2011 related to the consolidated financial statements of Atria Senior Living Group, Inc. and subsidiaries as of and for the years ended December 31, 2010 and 2009, appearing in Item 9.01 of this current report on Form 8-K of the Company dated April 11, 2011.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

April 11, 2011